Exhibit 99.1

First Choice Bancorp to Participate in D.A. Davidson Financial Institutions Conference

Cerritos, CA, May 6, 2019 — First Choice Bancorp (NASDAQ: FCBP) (“First Choice” or the “Company”) the holding company of First Choice Bank, today announced that members of its executive management team will participate in the 21st Annual D.A. Davidson Financial Institutions Conference in Denver, Colorado at the Omni Interlocken Resort on May 6-7, 2019. During the event, the executive management team will hold a series of meetings with, and present to, institutional investors.

A copy of the investor presentation that will be used at the event is also available on the Company’s website at https://www.firstchoicebankca.com/, and clicking “Investor Relations” and then clicking “Presentations” under the “News and Events” menu located at the top.

Forward-Looking Statements

The presentation may contain forward-looking statements about the Company’s relative business outlook. These forward-looking statements and all other statements contained in or made during the presentation that do not concern historical facts are subject to risks and uncertainties that may materially affect actual results. Specific forward-looking statements include, but are not limited to, any indications regarding the financial services industry, the economy and future growth of the Company’s balance sheet or income statement. A more thorough discussion of certain risks, uncertainties and other factors that may affect the Company is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in subsequent reports, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, that the Company files or furnishes with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements.

About First Choice Bancorp

First Choice Bancorp, headquartered in Cerritos, California, is the sole shareholder of, and the registered bank holding company for, First Choice Bank. As of March 31, 2019, First Choice Bancorp had total consolidated assets of $1.65 billion. First Choice Bank, also headquartered in Cerritos, California, is a community-based financial institution that serves primarily commercial and consumer clients in diverse communities and specializes in loans to small-to medium-sized businesses and private banking clients, commercial and industrial loans, and commercial real estate loans with a specialization in providing financial solutions for the hospitality industry. First Choice Bank is a Preferred Small Business Administration (SBA) Lender. First Choice Bank conducts business through 11 full service branches, and 1 lending office located in Los Angeles, Orange and San Diego Counties. Founded in 2005, First Choice Bank has quickly become a leading provider of financial services that enable our customers to grow, maintain strength, and achieve their business objectives. We strive to surpass our clients’ expectations through our efficiency, personalized services and financial solutions and professionalism and are committed to being “First in Speed, Service, and Solutions.” First Choice Bancorp stock is traded on the Nasdaq Capital Market under the ticker symbol “FCBP.”

First Choice Bank’s website is www.FirstChoiceBankCA.com.

###

Contact:

First Choice
Robert M. Franko, 562.345.9241
President & Chief Executive Officer